As filed with the Securities and Exchange Commission on January 19, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO FORM S-8

REGISTRATION STATEMENTS

Under

The Securities Act of 1933

Intralinks Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-8915510
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

150 East 42nd Street, 8th Floor
New York, NY 10017

(215) 543-7700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

INTRALINKS HOLDINGS, INC. 2007 STOCK OPTION AND GRANT PLAN

INTRALINKS HOLDINGS, INC. 2010 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

INTRALINKS HOLDINGS, INC. SECOND AMENDED AND RESTATED 2010 EMPLOYEE STOCK PURCHASE PLAN

(Full title of plans)

Ronald W. Hovsepian

President

Intralinks Holdings, Inc.

c/o Synchronoss Technologies, Inc.

200 Crossing Boulevard, 8th Floor

Bridgewater, New Jersey 08807

Telephone: (866) 620-3940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Marc F. Dupré
Nevin B. Fox

Keith J. Scherer

Albert W. Vanderlaan
Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP
One Marina Park Drive, Suite 900
Boston, MA 02210
(617) 648-9100

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

Intralinks Holdings, Inc. (the “Company”) is filing this Post-Effective Amendment to the following registration statements on Form S-8 (the “Registration Statements”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and any other securities issuable by the Company pursuant to the Registration Statements:

•                  Registration Statement on Form S-8, File No. 333-169138, filed with the SEC on September 1, 2010, pertaining to the registration of 6,920,605 shares of Common Stock for issuance under the Intralinks Holdings, Inc. 2007 Stock Option and Grant Plan, Intralinks Holdings, Inc. 2010 Equity Incentive Plan and Intralinks Holdings, Inc. 2010 Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8, File No. 333-182912, filed with the SEC on July 27, 2012, pertaining to the registration of 4,500,000 shares of Common Stock for issuance under the Intralinks Holdings, Inc. 2010 Equity Incentive Plan.

•                  Registration Statement on Form S-8, File No. 333-191045, filed with the SEC on September 6, 2013, pertaining to the registration of 600,000 shares of Common Stock for issuance under the Intralinks Holdings, Inc. Amended and Restated 2010 Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8, File No. 333-198258, filed with the SEC on August 20, 2014, pertaining to the registration of 3,350,000 shares of Common Stock for issuance under the Intralinks Holdings, Inc. 2010 Equity Incentive Plan, as Amended and Restated.

•                  Registration Statement on Form S-8, File No. 333-212786, filed with the SEC on July 29, 2016, pertaining to the registration of 5,100,000 shares of Common Stock for issuance under the Intralinks Holdings, Inc. 2010 Equity Incentive Plan, as Amended and Restated, and Intralinks Holdings, Inc. Second Amended and Restated 2010 Employee Stock Purchase Plan.

On January 19, 2017, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 5, 2016, by and among the Company, Synchronoss Technologies, Inc., a Delaware corporation (“Parent”), and GL Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the time of the Merger, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Bridgewater Township, State of New Jersey, on this 19th day of January, 2017.

INTRALINKS HOLDINGS, INC.

By:	/s/Ronald W. Hovsepian
Ronald W. Hovsepian President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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